UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 7, 2005

THE BOYDS COLLECTION, LTD.

(Exact name of registrant as specified in its charter)

Maryland		52-1418730
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

350 South Street

McSherrystown, Pennsylvania 17344
(Address of registrant’s principal executive office)

(717) 633-9898
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registration under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 3.01.            Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On October 7, 2005, The Boyds Collection, Ltd (the “Company”) received notification from the New York Stock Exchange (“NYSE”) dated October 7, 2005, that it determined that trading of the Company’s common stock (ticker symbol FOB) would be suspended prior to the opening on Monday, October 10, 2005.

This decision was reached in view of the fact that the Company had previously fallen below the NYSE’s continued listing standards regarding average closing price of less than $1.00 over a consecutive 30 trading day period and global market capitalization over a consecutive 30 trading day period of less than $75,000,000 and total stockholders’ equity of less than $75,000,000.  In addition, the NYSE noted the Company’s abnormally low selling price, which closed at $0.45 as recently as October 6, 2005.

The NYSE noted that it may, at any time, suspend a security if it believes continued dealings in the security on the NYSE are not advisable.  The Company has a right to a review of this determination by a committee of the Board of Directors of the NYSE.  Application to the Securities and Exchange Commission to delist the issues is pending the completion of applicable procedures, including any appeal by the Company of the NYSE staff’s decision.

Under NYSE guidelines, the Company must return to compliance with the continued listing criteria within six months following receipt of the NYSE notification, subject to certain NYSE  conditions.  The Company has  notified the NYSE that it is considering various alternatives to cure the price condition within the designated  time frame.  The Company currently intends to explore the possibility of listing its shares on an over-the-counter securities market.  Should the Company shares cease being  traded on the NYSE, the Company believes that an alternative trading venue will be available.

The text of a press release announcing receipt of the suspension notification from the NYSE issued by the Company is furnished as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01             Financial Statements and Exhibits

(c)           Exhibits.

99.1         On October 7, 2005, the Company issued a press release announcing its receipt of the notice from the NYSE.  A copy of the press release is attached as Exhibit 99 to this report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boyds Collection, Ltd.

By:	/s/ Joseph E. Macharsky
	Name:	Joseph E. Macharsky
	Title:	Chief Financial Officer

Dated: October 10, 2005

Exhibit Index

Exhibit No.	Description

99.1	On September 27, 2005, the Company issued a press release announcing its receipt of the notice from the NYSE.